VOXX International Corporation Reports Fiscal 2013 Third Quarter Results

HAUPPAUGE, N.Y., Jan. 9, 2013 /PRNewswire/ -- VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its fiscal 2013 third quarter ended November 30, 2012.

Fiscal Third Quarter Highlights:

•	Sales increased 17.5%, driven by the Hirschmann acquisition and increases in mobile OEM and in accessories.

•	Gross margins of 28.8% ahead of internal projections due to product mix and increases in select categories; operating expenses, excluding Hirschmann decreased by $2.1 million or 5.1%.

•	Company reports net income of $13.2 million or $0.56 per diluted share, up $4.3 million.

•	EBITDA of $25.8 million, increased $6.6 million; Adjusted EBITDA of $25.7 million, increased $3.5 million.

•	Fiscal 2013 nine-month Adjusted EBITDA of $49.1 million, up $7.0 million; Company reaffirms FY13 Adjusted EBITDA guidance of $61 million on strength of 3Q performance.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, "From a bottom-line perspective, we had one of the best quarters in our history and our business performed well, especially considering continued weakness in the international markets. Our domestic operations met plan with sales reaching targets and gross margins slightly ahead of internal projections. We've also placed greater emphasis on managing our core overhead and saw expenses, less Hirschmann, decline by over 5%. What we can control, we're controlling and we're on track to deliver the Adjusted EBITDA guidance we gave last quarter."

Lavelle continued, "Domestically, we had strong placement at retail driven by new products and through new channels. We also saw increases in our mobile OEM business on the heels of programs with Ford and Nissan which began last quarter. While overall retail sales during the Holiday season were lighter than anticipated, we're hoping the recently passed legislation will provide some clarity for consumers and give them confidence moving into 2013. With modest improvements in Germany and China, coupled with continued strength in our core domestic markets, we should be well positioned to improve on our performance next year, especially with new products coming to market in the 2nd half of the calendar year. The reception we've received so far at the Consumer Electronics Show this week has been nothing short of spectacular."

Fiscal Third Quarter Performance
Net sales for the fiscal 2013 third quarter were $243.0 million, an increase of 17.5% compared to net sales of $206.8 million in the comparable year ago period.

Electronics sales were $201.5 million and $165.9 million for the comparable fiscal third quarters, an increase of 21.4%. Driving this increase was primarily the addition of Hirschmann sales, which accounted for $39.5 million during the fiscal 2013 third quarter. Excluding the impact of Hirschmann, Electronics sales declined approximately $3.9 million or 2.4% with the declines primarily in consumer products, mobile audio and in the international markets. Offsetting this decline were increases in mobile OEM sales, particularly at Invision on the strength of new OEM programs with Ford and Nissan for rear-seat entertainment, higher sales of headphones and sound bars, and new product offerings. For the three months ended November 30, 2012, Electronics sales represented 82.9% of net sales as compared to 80.2% in the comparable prior year period.

Accessories sales for the fiscal 2013 third quarter were $41.6 million, an increase of 1.7% as compared to sales of $40.9 million in the comparable prior year period. The Accessories group was favorably impacted by higher domestic sales of new wireless speakers, digital antennas and both portable power lines and power supply systems. This growth was partially offset by declines internationally. Accessories represented 17.1% of net sales for the three months ended November 30, 2012 as compared to 19.8% in the comparable prior year period.

The gross margin for the three months ended November 30, 2012 was 28.8%, a decrease of 10 basis points as compared to 28.9% for the fiscal 2012 third quarter, though margins did come in ahead of internal projections. This slight year-over-year decline was principally due to unfavorable swings between hedged costs and related sales, as well as lower sales of higher margin car speakers at Audiovox Germany. This was offset by higher margins in select consumer, accessories and mobile product categories, the addition of Hirschmann sales, and as a result of exiting some lower margin products. The Company reiterated its prior gross margin guidance of 28.0% for the fiscal year.

Operating expenses for the fiscal 2013 third quarter were $50.2 million, an increase of $8.8 million over $41.4 million reported in the fiscal 2012 third quarter. As a percentage of net sales, operating expenses increased to 20.6% as compared to 20.0% for the periods ended November 30, 2012 and November 30, 2011, respectively. The increase in operating expenses was primarily driven by the addition of Hirschmann, which accounted for $10.9 million, as well as increases advertising expenses. Offsetting this were reductions in depreciation expense, sales commissions and professional fees, not considering Hirschmann, headcount reductions in select groups, and lower occupancy costs due to the purchase of the Klipsch headquarters. Excluding the addition of Hirschmann expenses, operating expenses declined $2.1 million for the comparable quarters or 5.1%.

The Company reported operating income of $19.8 million for the fiscal 2013 third quarter compared to operating income of $18.4 million in the comparable year ago period, an increase of $1.4 million or 7.3%. Net income for the quarter ended November 30, 2012 was $13.2 million or net income per diluted share of $0.56 as compared to net income of $8.9 million and net income per diluted share of $0.38 for the period ended November 30, 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal 2013 third quarter, was $25.8 million as compared to EBITDA of $19.2 million for the comparable period in fiscal 2012, an improvement of $6.6 million. Taking into account stock-based compensation, Klipsch settlement recoveries and Asia restructuring charges, the Company reported Adjusted EBITDA of $25.7 million as compared to$22.2 million in the comparable year-ago period. Fiscal 2012 third quarter also includes a $2.6 million net settlement charge related to the patent infringement suit. The Company reported Diluted Adjusted EBITDA per common share of $1.09 as compared to $0.96 for the same periods as noted above.

Nine Month Comparisons
Net sales for the fiscal 2013 nine month period ended November 30, 2012 were $628.8 million, an increase of 18.5% compared to net sales of $530.5 million in the comparable year ago period. Electronics sales were$510.6 million and $425.0 million for the comparable nine month periods, an increase of 20.1%. Driving this increase was primarily the addition of Hirschmann sales, which accounted for $115.7 million, higher sales to mobile OEMs and increases in sales of headphones and sound bars, as well as new product offerings. Offsetting this growth were declines in consumer products, as part of the Company's strategy to exit certain lower margin categories, lower sales of mobile audio and security products in the aftermarket and declines of car speaker sales in Europe. Through the first nine months of fiscal 2013, Electronics sales represented 81.2% vs. 80.1% for the comparable nine-month period last year.

Accessory sales increased by $12.7 million or by 12.0%, driven primarily by the continued increase in domestic sales of new wireless speakers, digital antennas and both portable power lines and power supply systems, partially offset by declines internationally. As a percentage of net sales, Accessories represented 18.8% vs. 19.9% for the comparable nine-month periods ended November 30, 2012 and November 30, 2011, respectively.

The gross margin for the nine months ended November 30, 2012 was 27.9%, an increase of 10 basis points as compared to 27.8% for the same period last year. The increase in gross margins was principally due to higher sales of OEM related products, higher margins of select consumer accessories products including wireless Bluetooth speakers, headphones and sound bars, as well as the Hirschmann acquisition. These increases were partially offset by the unfavorable swings between hedged costs and related sales, increased freight costs and slower car speaker sales at Audiovox Germany, and the shift in the Company's warehouse facilities in Asia.

Operating expenses for the fiscal 2013 nine month period were $145.4 million, an increase of $28.1 million over $117.3 million reported in the comparable fiscal 2012 period. This increase was primarily driven by the addition of Hirschmann expenses, which accounted for $32.1 million, as well as higher advertising expenses. Excluding the addition of Hirschmann expenses, operating expenses declined $4.0 million for the comparable nine month periods, or 3.4%.

The Company reported operating income of $29.7 million for the fiscal 2013 nine month period compared to operating income of $30.1 million in the comparable year ago period. Net income for the nine-month period ended November 30, 2012 was $12.2 million or net income per diluted share of $0.52 as compared to net income of $14.8 million and net income per diluted share of $0.64 for the nine-month period ended November 30, 2011. Net income decreased versus the comparable year primarily as a result of expenses associated with the patent lawsuit and losses on forward exchange contracts, partially offset by decreased tax provisions and the addition of the Hirschmann acquisition.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal 2013 nine month period, was $36.4 million as compared to EBITDA of $37.2 million for the comparable period in fiscal 2012. Taking into account stock-based compensation, net settlement charges related to the patent litigation, Asia restructuring charges, settlement recoveries at Klipsch, acquisition related costs, and losses on foreign exchange contracts as a result of the Hirschmann acquisition, the Company reported Adjusted EBITDA of $49.1 million as compared to $42.1 million in the comparable year-ago period, an improvement of $7.0 million. Diluted adjusted EBITDA per common share for the fiscal 2013 nine month period was $2.08 as compared to $1.82 for the same period in fiscal 2012.

Non-GAAP Measures

Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes, depreciation and amortization, stock-based compensation expense, litigation settlements, restructuring charges and costs and foreign exchange gains or losses relating to our acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, litigation settlements and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information
The Company will be hosting its conference call on Thursday, January 10, 2013 at 10:00 a.m. EST. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-314-5050; international: 617-213-8051; pass code: 69980504). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 50534816).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas. The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.
Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the accessories business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by theSEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2012.

Company Contact :
Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	November 30, 2012	February 29, 2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$18,193	$13,606
Accounts receivable, net	184,621	142,585
Inventory, net	170,252	129,514
Receivables from vendors	1,573	4,011
Prepaid expenses and other current assets	12,162	13,549
Income tax receivable	—	698
Deferred income taxes	5,192	3,149
Total current assets	391,993	307,112
Investment securities	13,566	13,102
Equity investments	16,958	14,893
Property, plant and equipment, net	65,871	31,779
Goodwill	158,340	87,366
Intangible assets, net	193,614	175,349
Deferred income taxes	806	796
Other assets	9,154	3,782
Total assets	$850,302	$634,179
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$67,359	$43,755
Accrued expenses and other current liabilities	57,963	52,679
Income taxes payable	3,014	5,432
Accrued sales incentives	21,907	18,154
Deferred income taxes	378	515
Current portion of long-term debt	25,633	3,592
Total current liabilities	176,254	124,127
Long-term debt	167,987	34,860
Capital lease obligation	5,849	5,196
Deferred compensation	4,687	3,196
Other tax liabilities	4,739	2,943
Deferred tax liabilities	41,858	34,220
Other long-term liabilities	13,732	7,840
Total liabilities	415,106	212,382
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	249	250
Paid-in capital	286,092	281,213
Retained earnings	174,898	162,676
Accumulated other comprehensive loss	(7,683)	(3,973)
Treasury stock	(18,360)	(18,369)
Total stockholders' equity	435,196	421,797
Total liabilities and stockholders' equity	$850,302	$634,179

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2012	2011	2012	2011
Net sales	$243,036	$206,803	$628,787	$530,465
Cost of sales	173,087	146,960	453,656	383,072
Gross profit	69,949	59,843	175,131	147,393
Operating expenses:
Selling	13,515	12,620	38,227	35,723
General and administrative	29,650	24,740	84,466	68,159
Engineering and technical support	6,938	4,021	21,042	11,839
Acquisition-related costs	56	25	1,707	1,607
Total operating expenses	50,159	41,406	145,442	117,328
Operating income	19,790	18,437	29,689	30,065
Other (expense) income:
Interest and bank charges	(2,286)	(1,371)	(6,223)	(4,246)
Equity in income of equity investees	1,180	1,236	3,730	3,255
Other, net	776	(3,308)	(9,223)	(4,054)
Total other (expense) income, net	(330)	(3,443)	(11,716)	(5,045)
Income before income taxes	19,460	14,994	17,973	25,020
Income tax expense	6,258	6,136	5,751	10,237
Net income	$13,202	$8,858	$12,222	$14,783
Other comprehensive income (loss):
Foreign currency translation adjustments	1,469	(2,408)	(3,723)	(1,696)
Derivatives designated for hedging	(93)	806	7	81
Reclassificaton adjustment of other-than-temporary impairment loss (gain) on available-for-sale investment into net income	—	(8)	—	1,177
Unrealized holding gain (loss) on available-for-sale investment securities arising during the period, net of tax	—	(3)	6	(14)
Other comprehensive income (loss), net of tax	1,376	(1,613)	(3,710)	(452)
Comprehensive income	$14,578	$7,245	$8,512	$14,331

Net income per common share (basic)	$0.56	$0.38	$0.52	$0.64
Net income per common share (diluted)	$0.56	$0.38	$0.52	$0.64
Weighted-average common shares outstanding (basic)	23,434,965	23,074,030	23,377,859	23,073,983
Weighted-average common shares outstanding (diluted)	23,536,140	23,074,030	23,593,040	23,203,504

Reconciliation of GAAP Net Income to Adjusted EBITDA
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2012	2011	2012	2011
Net income	$13,202	$8,858	$12,222	$14,783
Adjustments:
Interest expense and bank charges	2,286	1,371	6,223	4,246
Depreciation and amortization	4,024	2,880	12,173	7,936
Income tax expense	6,258	6,136	5,751	10,237
EBITDA	25,770	19,245	36,369	37,202
Stock-based compensation	63	353	190	728
Net settlement charges related to MPEG suit	—	2,596	8,365	2,596
Klipsch settlement recovery	(215)	—	(1,015)	—
Asia restructuring charges	—	—	789	—
Acquisition related costs	56	25	1,707	1,607
Loss on foreign exchange as a result of Hirschmann acquisition	—	—	2,670	—
Adjusted EBITDA	$25,674	$22,219	$49,075	$42,133
Diluted earnings per common share	$0.56	$0.38	$0.52	$0.64
Diluted adjusted EBITDA per common share	$1.09	$0.96	$2.08	$1.82

SOURCE VOXX International Corporation